Consent of Independent Auditors




We consent to the reference to our firm under the caption "Independent Auditors" in the Statement of Additional Information and to the use of our report dated January 27, 2003 with respect to the financial statements of IDS Life Insurance Company of New York and to the use of our report dated March 21, 2003 with respect to the financial statements of IDS Life of New York Accounts 5, 4, 6, 15, 17,13, 12, 16, 10, 9, 14, 11, 18 and 19 - IDS Life of New York Flexible
Annuity included therein Post-Effective Amendment No. 20 to the Registration Statement (Form N-4, No. 33-4174) for the registration of the IDS Life of New York Flexible Annuity offered by IDS Life Insurance Company of New York.


                                                           /s/ Ernst & Young LLP

Minneapolis, Minnesota
April 25, 2003